Exhibit 99.1

Fred's Reports First Quarter 2016 Earnings of $0.03 Per Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 26, 2016--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended April 30, 2016.

  Total sales for the first quarter increased 8% compared with the first quarter of last year;
  Comparable store sales increased 1.0% for the first quarter versus an increase of 0.8% in the first quarter of last year; and
  Earnings per share totaled $0.03 for the first quarter compared with essentially breakeven earnings per share for the first quarter of last year.

For the first quarter ended April 30, 2016, Fred's net income totaled $1.3 million or $0.03 per share compared with essentially flat net income and earnings per diluted share for the first quarter of last year. Net income of $0.03 per share for the first quarter of 2016 included expenses related to prior periods of $0.4 million or $0.01 earnings per diluted share.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "We are pleased to report a successful first quarter, highlighted by earnings growth and ongoing improvement throughout the Company. Adjusted EBITDA, an important and relevant non-GAAP financial measure that we use to evaluate the progress of the Company (see reconciliation to nearest GAAP financial measure later in this release), improved 35% to $15.7 million or 2.9% of sales for the first quarter of 2016 compared with adjusted EBITDA of $11.6 million or 2.3% of sales in the year-earlier quarter. We believe this further demonstrates the meaningful changes that are taking place at Fred's. Although we continue to see gross margin pressure in the pharmacy department, margin increases in general merchandise departments and the leveraging of SG&A expenses drove earnings and operating margin, enabling our team to deliver profits at the top end of our guidance.

"We remain enthusiastic about the momentum we see building throughout the Company and about the concrete progress in our results that it reflects," Shore continued. "Our business model continues to undergo an exciting transformation as we further leverage our broad pharmacy capabilities together with a new retail store format and expanded product assortment. We believe the investments we have made to enhance human capital, strategic planning, process enhancements, and technology – to transform our business – will continue to drive earnings growth and shareholder value."

Fred's gross profit for the first quarter of 2016 increased 3.1% to $141.3 million from $137.1 million in the prior-year period. Gross margin for the quarter decreased or deleveraged 120 basis points to 25.7% from 26.9% in the same quarter last year. While we achieved wider margins in our general merchandise departments, the deleveraging in the quarter reflected the growth of the Company’s profitable, but lower-margin specialty pharmacy sales.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, decreased or leveraged 160 basis points to 25.3% of sales from 26.9% of sales in the prior-year quarter. Despite sales at the low end of projections, selling, general and administrative expenses, including depreciation and amortization, but excluding expenses related to prior periods, decreased or leveraged 170 basis points to 25.2% of sales. The leveraging in expenses for the first quarter was driven by initiatives that controlled labor within the pharmacy department, lowered occupancy costs and improved supply chain efficiencies. In addition, specialty pharmacy growth continues to leverage year-over-year expenses.

For the first quarter of 2016, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, improved to $2.4 million or 0.4% of sales compared with $75 thousand or less than 0.1% in the prior-year period. Adjusted EBIT improved to $2.9 million or 0.5% of sales.

For the first quarter of 2016, adjusted EBITDA, a non-GAAP financial measure that further excludes depreciation and amortization, LIFO expense and stock-based compensation, and non-recurring items, if any, from EBIT, improved 35.4% to $15.7 million or 2.9% of sales compared with adjusted EBITDA of $11.6 million or 2.3% of sales in the year-earlier quarter.

During the first quarter, Fred's opened a net one full-service store.

The Company provides the following guidance for May comparable store sales, the second quarter of 2016 and the upcoming full fiscal year, which does not include an estimate of future expenses related to the 2015 data security incident:

  Based on current sales trends for the month, the Company expects May comparable store sales to range from slightly negative comp sales to flat comp sales. The May sales reporting period ends on May 28, 2016, and the Company expects sales to be negatively impacted by the shift in Memorial Day year-over-year. The Company will report actual May sales on June 2, 2016.
  For the second quarter, total sales are projected to range from flat to an increase of 2% versus the same quarter last year. Comparable store sales are projected to range from flat to an increase of 2%.
  For the full fiscal year, the Company is revising its total sales and comparable sales projections. The Company now expects total sales to increase 2% to 6% and comparable store sales to increase 1% to 4%. The change in outlook is primarily driven by the industry-wide slowdown in the Hepatitis C specialty drug market.
  Based on the Company's earnings projections, adjusted EBITDA in the second quarter, which excludes the impact of LIFO, stock-based compensation, and non-recurring items, if any, is expected to be in the range of $14 million to $17 million compared with $7.3 million in the prior-year quarter, for an increase of 90% to 130%. Adjusted EBITDA for the year is forecasted to be in the range of $73 million to $78 million, an increase of 35% to 45%.
  Earnings per diluted share in the second quarter are projected to range from $0.00 to $0.03. Earnings per diluted share for the fiscal 2016 are expected to range from $0.27 to $0.32. These earnings projections do not include further cost of the 2015 data security incident.

Fred's, Inc. and subsidiaries operate 660 discount general merchandise stores and three specialty pharmacy-only locations in 15 states in the southeastern United States. Included in the store count are 18 franchised locations. Also, there are 373 full service pharmacy departments located within Fred's stores, including four franchised locations. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2016 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 3, 2016.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," "guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; cyber-security threats; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended April 30, 2016	13 Weeks Ended May 2, 2015	Percent Change

Net sales	$549,548	$509,047	8.0%
Operating income	$2,428	$75	3,173.3%
Net income (loss)	$1,256	$(29)	4,431.0%
Net income (loss) per share, basic and diluted	$0.03	$0.00	100%
Average shares outstanding:
Basic	37,073	36,497
Diluted	37,093	36,497

FRED'S, INC. Unaudited Fiscal 2016 First Quarter Results (In thousands, except per share amounts)

	13 Weeks Ended April 30, 2016	% of Total	13 Weeks Ended May 2, 2015	% of Total
Net sales	$549,548	100.0%	$509,047	100.0%
Cost of goods sold	408,226	74.3%	371,956	73.1%
Gross profit	141,322	25.7%	137,091	26.9%
Depreciation & amortization	11,563	2.1%	10,882	2.1%
Selling, general and administrative expenses	127,331	23.2%	126,134	24.8%
Operating income	2,428	0.4%	75	0.0%
Interest expense, net	515	0.1%	262	0.0%
Income (loss) before income taxes	1,913	0.3%	(187)	0.0%
Income tax expense (benefit)	657	0.1%	(158)	0.0%
Net income (loss)	$1,256	0.2%	$(29)	0.0%
Net income (loss) per share, basic and diluted	$0.03		$0.00
Weighted average shares outstanding:
Basic	37,073		36,497
Diluted	37,093		36,497

FRED'S, INC. Unaudited Balance Sheet (In thousands)

	April 30, 2016	May 2, 2015

ASSETS:
Cash and cash equivalents	$6,768	$7,119
Inventories	350,558	328,413
Receivables	52,849	62,361
Other non-trade receivables	38,383	45,388
Prepaid expenses and other current assets	11,418	11,814
Total current assets	459,976	455,095
Property and equipment, net	137,007	142,462
Goodwill	41,490	45,575
Other intangible assets, net	95,753	96,521
Other non-current assets	1,515	2,903
Total assets	$735,741	$742,556

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$191,331	$133,924
Current portion of indebtedness	57	643
Accrued expenses and other	53,352	76,884
Total current liabilities	244,740	211,451
Long-term portion of indebtedness	57,284	80,355
Deferred income taxes	8,344	10,857
Other non-current liabilities	21,321	24,107
Total liabilities	331,689	326,770
Shareholders' equity	404,052	415,786
Total liabilities and shareholders' equity	$735,741	$742,556

CONTACT:
Fred's, Inc.
Rick Hans, 901-362-3733, Ext. 2232
Executive Vice President and
Chief Financial Officer